Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Third Quarter 2017 Financial Results

Product and Service Revenue Increases by 9% Over Same Period in Previous Year

Menlo Park, Calif. –  November 2, 2017 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its third quarter ended September 30, 2017.

Product,  service and other revenue for the third quarter of 2017 increased by 9% to $23.5 million, compared to $21.5 million for the third quarter of 2016. Total revenue for the third quarter of 2017 was $23.5 million, compared to $25.1 million for the third quarter of 2016. Total revenue for the third quarter of 2016 included $3.6 million of contractual revenue, whereas the third quarter of 2017 included no contractual revenue.

Gross profit for the third quarter of 2017 was $8.2 million, resulting in a gross margin of 35%. Gross profit for the third quarter of 2016 was $12.6 million, resulting in a gross margin of 50%. This included $3.6 million of contractual revenue at a  100% gross margin. Excluding this contractual revenue and related margin, adjusted gross margin for the third quarter of 2016 would have been 42%. Adjusted gross margin is not meant to be considered in isolation or as a substitute for gross margin. Adjusted gross margin is subject to limitations and should be read only in conjunction with the Company’s condensed consolidated financial statements prepared in accordance with GAAP.

Operating expenses for the third quarter of 2017 totaled $29.8 million, compared to $29.4 million for the third quarter of 2016. Operating expenses for the third quarter of 2017 and 2016 included non-cash stock-based compensation of $4.4 million and $4.6 million, respectively.

Net loss for the third quarter of 2017 was $22.0 million, compared to $17.5 million for the third quarter of 2016.

Cash, cash equivalents and investments, excluding restricted cash, at September 30, 2017 totaled $84.0 million, compared to $72.0 million at December 31, 2016.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its third quarter 2017 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330,using an Audience Passcode of 329-7738. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products, future uses, quality or performance of, or benefits of using, products or technologies and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange

Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Product revenue	$20,343	$18,050	$58,185	$44,016
Service and other revenue	3,202	3,472	10,348	10,188
Contractual revenue	—	3,596	—	10,788
Total revenue	23,545	25,118	68,533	64,992
Cost of Revenue:
Cost of product revenue	11,547	9,273	31,064	23,268
Cost of service and other revenue	3,771	3,207	12,304	8,938
Total cost of revenue	15,318	12,480	43,368	32,206
Gross profit	8,227	12,638	25,165	32,786
Operating Expense:
Research and development	15,844	17,479	49,698	51,362
Sales, general and administrative	13,952	11,894	44,722	34,794
Total operating expense	29,796	29,373	94,420	86,156
Operating loss	(21,569)	(16,735)	(69,255)	(53,370)
Interest expense	(633)	(821)	(2,297)	(2,395)
Other income (expense), net	181	62	125	420
Net loss	$(22,021)	$(17,494)	$(71,427)	$(55,345)
Basic and diluted net loss per share	$(0.19)	$(0.19)	$(0.70)	$(0.63)
Shares used in computing basic and diluted net loss per share	115,771	92,110	102,117	87,969

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30,	December 31,
	2017	2016
Assets
Cash and investments	$83,965	$71,978
Accounts receivable	8,897	11,421
Inventory	18,201	15,634
Prepaid and other current assets	2,548	9,978
Property and equipment	39,605	14,560
Long-term restricted cash	4,500	4,500
Other long-term Assets	188	9,813
Total Assets	$157,904	$137,884

Liabilities and Stockholders' Equity
Accounts payable	$8,574	$8,359
Accrued expenses	11,232	16,604
Deferred service revenue	7,225	8,427
Deferred rent	14,504	19
Other liabilities	1,428	3,345
Financing derivative	170	356
Notes payable	13,363	16,106
Stockholders' equity	101,408	84,668
Total Liabilities and Stockholders' Equity	$157,904	$137,884